Exhibit 10.1

IDACORP, Inc.

EXECUTIVE INCENTIVE PLAN

1.         PURPOSE

The purpose of the IDACORP, Inc. Executive Incentive Plan (the "Plan") is to reinforce goals for profitable growth and continuation of a sound overall financial condition of IDACORP, Inc. (the "Company") by providing incentive compensation opportunities to selected key employees.  The Plan is designed to:

•         attract, retain and motivate key employees;

•         relate compensation to performance and financial results and

•         provide a portion of compensation in a variable rather than a fixed form.

2.         DEFINITIONS

2.1              Award means, for a given calendar year, as to each Participant, an award granted under the Plan with respect to such year that provides the Participant an opportunity to earn an annual incentive payment under the Plan.

2.2              Board means the Board of Directors of the Company.

2.3              Cause means:

(a)               if the Participant is party to an employment or change in control agreement that includes a definition of "Cause," the term "Cause" as defined in such agreement or

(b)               if the Participant is not a party to an employment or change in control agreement that includes a definition of "Cause," a Participant's (i) willful and repeated refusal or failure to perform duties; (ii) willful or intentional act that has injured (or could reasonably be expected to injure) the reputation or business of the Company or a Subsidiary in any material respects; (iii) continued or repeated absence, unless due to serious injury or illness; (iv) conviction of (or pleading nolo contendere to) a felony; (v) commission of an act of fraud, embezzlement, theft or gross misconduct against the Company or a Subsidiary, (vi) violation of a material policy of the Company or a Subsidiary or (vii) other action or inaction that the Company deems to constitute "Cause" for purposes of the Plan.

2.4              Change in Control means the earliest of the following to occur:

(a)               any Person, excluding (i) the Company or any Subsidiary, (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company immediately prior to the transaction in substantially the same proportions as their ownership of stock of the Company, (iii) an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities ("Change in Control Person") is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding voting securities eligible to vote generally in the election of directors of the Company; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;

(b)               consummation of a merger, consolidation, reorganization or share exchange, or sale of all or substantially all of the assets, of the Company or Idaho Power Company (a "Qualifying Transaction"), unless, immediately following such Qualifying Transaction, all of the following have occurred: (i) all or substantially all of the beneficial owners of the Company immediately prior to such Qualifying Transaction beneficially own in substantially the same proportions, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Qualifying Transaction (including, without limitation, a corporation or other entity which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) (as the case may be, the "Successor Entity"), (ii) no Change in Control Person is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding voting securities eligible to vote generally in the election of directors of the Successor Entity and (iii) at least a majority of the members of the board of directors of the Successor Entity are Incumbent Directors;

(c)               a complete liquidation or dissolution of the Company or Idaho Power Company or

(d)               within a 24-month period, individuals who were directors of the Board immediately before such period ("Incumbent Directors") cease to constitute at least a majority of the directors of the Board; provided, however, that any director who was not a director of the Board at the beginning of such period shall be deemed to be an Incumbent Director if the election or nomination for election of such director was approved by the vote of at least two-thirds of the directors of the Board then still in office (i) who were in office at the beginning of the 24-month period or (ii) whose election or nomination for election was so approved, in each case, unless such individual was elected or nominated as a result of an actual or threatened election contest or as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any Change in Control Person other than the Board.

For avoidance of doubt, transactions for the purpose of dividing Idaho Power Company's assets into separate distribution, transmission or generation entities or such other entities as the Company or Idaho Power Company may determine shall not constitute a Change in Control unless so determined by the Board.

2.5              Committee means the Compensation Committee of the Board.

2.6              Coverage Period means the period commencing on the date of a Change in Control and ending on the last day of the calendar year in which the Change in Control occurs.

2.7              Disability means termination of a Participant's employment with the Company and/or its Subsidiaries, as applicable, if the Participant is eligible to receive benefits under the Long-Term Disability Program maintained by the Company or its Subsidiaries.

2.8              Employee means an individual who is on the payroll of the Company or a Subsidiary, who is not covered by any collective bargaining agreement to which the Company or any of its Subsidiaries is a party and is classified in the payroll system as a regular, full-time, part-time or temporary employee.

2.9              Exchange Act means the Securities Exchange Act of 1934, as amended.

2.10          Participant means an Employee selected for participation in this Plan.

2.11          Person shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act.

2.12          Pre-Change in Control Board means the Board, as composed prior to a Change in Control.

2.13          Retirement means a Participant's termination from employment with the Company and/or its Subsidiaries, as applicable, if the date of termination occurs on or after attainment of any of the following: (a) age 62, (b) age 55 with 10 years of service or (c) 30 years of service.

2.14          Subsidiary means

(a)               any corporation more than fifty (50%) percent of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries or

(b)               any partnership, limited liability company, association, joint venture or similar business organization more than fifty (50%) percent of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

2.15          Target Award Amount means the amount payable if the Participant achieves target performance levels pursuant to the Plan.

3.         ADMINISTRATION

The Plan will be administered by the Committee, which is authorized to interpret the Plan, select Employees who are eligible to be Participants, establish rules and regulations necessary to administer the Plan and take all other actions it determines are required for the proper administration of the Plan; provided, however, that (a) the Committee will report on its actions to the Board and (b) all Awards and payments pursuant to Awards shall be subject to Board approval.  The Committee shall make recommendations to the Board regarding the terms, conditions and amounts of Awards and any payments it determines should be made with respect to Awards.

All actions, determinations, interpretations and decisions made by the Committee and/or the Board regarding the Plan or its administration will be final, conclusive and binding upon all parties concerned.  No member of the Committee or the Board shall incur any liability by reason of any action or determination made with respect to the Plan.

4.         PARTICIPATION

Employees that may be selected for participation in the Plan in a given calendar year are those in a position to directly and significantly affect revenues, profits or losses or operating efficiencies of the Company and/or Subsidiaries.  Participants will be notified and provided a copy of the performance goals and other criteria for Award determination.

Participants may be added to the Plan or removed from the Plan at any time during the calendar year based on participation criteria previously approved by the Committee, by virtue of promotion or new hire following the initial eligibility designation or upon approval of the Committee.  Participation in the Plan during a particular calendar year shall not entitle a Participant to participation in the Plan in future years.

5.         DETERMINATION OF AWARDS

Subject to the terms of the Plan, Awards will be based upon performance goals established under the Plan.  Awards may provide for payment of threshold, target, maximum and/or other amounts.  Performance goals may relate to the Company, Subsidiaries, business units or such other criteria as the Board shall determine.  No Awards shall be paid under the Plan if Awards are not paid to employees under the IDACORP, Inc. Employee Incentive Plan for the same calendar year or if net income is less than the Board approved dividend for IDACORP common stock for the calendar year to which the Award relates.  Awards need not be uniform among Participants and may vary from year to year.

As soon as practicable after the end of each calendar year, the Committee shall assess performance achievement levels relative to the pre-established performance goals and shall recommend Award payment amounts for approval by the Board.  The Committee's recommendation may reflect downward adjustment of Awards (to zero) in light of such considerations as the Committee may deem relevant.  An Award shall be deemed earned and vested only at such time as the Board has approved payment of the Award to the Participant.

When used in the attached Exhibit, the term "base salary" shall mean only the Participant's annual base salary for the calendar year to which the Award relates; the term base salary shall not include any amounts earned under any incentive, bonus or other compensation or benefit plans.  If there is a change during a calendar year to a Participant's base salary and/or Target Award Amount after the Participant's base salary and/or Target Award Amount have been established for the calendar year, unless the Board specifies a different methodology, the Participant's Award for that calendar year will be determined by calculating the Participant's Award using each base salary level and target percentage, prorating each such amount based on the number of days during the calendar year that the base salary level was paid and/or Target Award Amount was applicable and adding each prorated Award amount.

6.         EFFECT OF TERMINATION OF EMPLOYMENT

(a)               If a Participant's employment is terminated for any reason other than Retirement, death or Disability, except as provided in Section 7 herein and unless otherwise determined by the Committee, (i) with respect to the Participant's Award relating to the calendar year in which the employment termination occurs, such Award will be cancelled and the Participant will not be eligible to receive a payment under the Plan with respect to that calendar year and (ii) with respect to the Participant's Award relating to the prior calendar year (if such Award was either not yet approved or approved but not yet paid as of the date of employment termination), such Award will remain in effect, the amount payable to the Participant (if any) shall be determined in accordance with Section 5 hereof based on actual performance through the end of the prior calendar year and any amount payable to the Participant shall be paid pursuant to Section 8 hereof at the same time such amount would have been paid had the Participant remained employed through the payment date.

(b)               Except as otherwise provided in Section 7 herein, if a Participant's employment is terminated due to Retirement, death or Disability, (i) with respect to the Participant's Award relating to the calendar year in which the employment termination occurs, (A) such Award shall remain in effect, (B) the amount payable to the Participant (if any) shall be determined by multiplying (I) the amount that would have been paid if the Participant had remained employed through the payment date, determined in accordance with Section 5 hereof based on actual performance through the end of the calendar year, by (II) a fraction, the numerator of which equals the number of days the employee worked in the calendar year in which the termination of employment occurs and the denominator of which is 365 and (C) any amount payable to the Participant shall be paid pursuant to Section 8 hereof at the same time such amount(s) would have been paid had the Participant remained employed through the payment date and (ii) with respect to the Participant's Award relating to the prior calendar year (if such Award was either not yet approved or approved but not yet paid as of the date of employment termination), (A) such Award shall remain in effect, (B) the amount payable to the Participant (if any) shall be determined in accordance with Section 5 hereof based on actual performance through the end of the calendar year to which the Award relates and (C) any amount payable to the Participant shall be paid pursuant to Section 8 hereof at the same time such amount would have been paid had the Participant remained employed through the payment date.

(c)               No Award shall be paid to a Participant whose employment is terminated for Cause.

(d)               For purposes of the Plan, (i) transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) and transfer of employment to a Successor Entity or other successor of the Company or a Subsidiary shall not be deemed a termination of employment unless so determined by the Committee and (ii) if a Participant is employed by the Company and a Subsidiary or more than one Subsidiary, a Participant shall not be deemed to have terminated employment unless the Participant's employment with each such entity terminates.

7.         CHANGE IN CONTROL

(a)               If a Change in Control involving a Successor Entity occurs, the Pre-Change in Control Board may require that the Successor Entity (i) assume or otherwise continue all or any part of the Awards that are outstanding at the time of the Change in Control or (ii) substitute outstanding Awards with awards that are no less favorable to Participants (as determined in the sole discretion of the Pre-Change in Control Board).

(b)               If a Successor Entity refuses to assume or continue such Awards or to provide substitute awards that are deemed acceptable by the Pre-Change in Control Board or if a Change in Control not involving a Successor Entity occurs and the Pre-Change in Control Board determines that the Change in Control would adversely affect outstanding Awards, the Pre-Change in Control Board, in its sole discretion, may (i) with respect to outstanding Awards that relate to the calendar year in which the Change in Control occurs, provide for the payment of all or a portion of the outstanding Awards (at target or another level determined by the Pre-Change in Control Board), (ii) with respect to outstanding Awards that relate to the prior calendar year and that were either not yet approved or approved but not yet paid as of the date of the Change in Control, provide for the accelerated payment of the outstanding Awards (at target or another level determined by the Pre-Change in Control Board) or (iii) take such other action with respect to outstanding Awards, which action need not be consistent among Participants, as it deems appropriate (including taking no action).

(c)               The Pre-Change in Control Board may make or cause to be made such changes to performance goals and other terms of Awards as it may deem appropriate to reflect or adjust for changes resulting from a Change in Control.

(d)               If a Participant's employment is terminated for any reason other than Cause during the Coverage Period, (i) with respect to outstanding Awards that relate to the calendar year in which the Change in Control occurs, the Participant shall be paid either (A) a prorated Award determined by multiplying the Participant's Target Award Amount (or another amount determined by the Pre-Change in Control Board) by a fraction, the numerator of which equals the number of days the employee worked in the calendar year in which the termination of employment occurs and the denominator of which is 365 or (B) if so determined by the Pre-Change in Control Board, a full Award in an amount determined by the Pre-Change in Control Board and (ii) with respect to outstanding Awards that relate to the prior calendar year and that were either not yet approved or approved but not yet paid as of the date of the Change in Control, provide for the accelerated payment of outstanding Awards (at target or another level determined by the Pre-Change in Control Board).

(e)               Any Award paid pursuant to this Section 7 shall be paid on the date selected by the Pre-Change in Control Board, provided that such date shall in no event be later than the earlier of (i) the date such payment would have been made in the ordinary course and (ii) 2½ months following the event triggering the payment (i.e., the Change in Control or termination of employment).

8.         PAYMENT OF AWARD

Except as otherwise provided in Section 7, Awards shall be paid as promptly as practicable after the Board has approved the Award payments; provided, however, that the payment date shall in all events be within the calendar year following the calendar year to which the Award relates and, if possible, not later than March 15 of the calendar year following the calendar year to which the Award relates.  All Award payments shall be in cash in a lump sum.

The Company or Subsidiary, as the case may be, shall deduct from all payments made under the Plan an amount necessary to satisfy federal, state and or local tax withholding requirements.  Amounts paid under the Plan will be considered in the calculation of benefits under the Idaho Power Company Retirement Plan and the Idaho Power Company Employee Savings Plan for eligible participating employees.

9.         PLAN IS NOT A CONTRACT

No provision of the Plan nor any document describing the Plan or establishing rules or regulations regarding the Plan's administration shall be deemed to confer on any Participant the right to continue in the Company's or Subsidiary's employ nor shall any such provision or document affect the right of the Company or any Subsidiary to terminate any Participant's employment.

10.       AMENDMENT AND TERMINATION OF THE PLAN

The Board reserves the right to amend, suspend or terminate the Plan and any Award under the Plan at any time in whole or in part, for any reason, and without the consent of any Participant or other person; provided, however, that the Plan and any Award under the Plan may not be amended, suspended or terminated during the Coverage Period without the written consent of each Participant whose Award would be affected by the amendment.

11.       PLAN BINDING ON SUCCESSOR ENTITIES

All obligations of the Company or any Subsidiary under the Plan shall be binding on any successor to the Company or any Subsidiary, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, reorganization or other transaction involving all or substantially all of the business and/or assets of the Company or any Subsidiary.  References to the Company or Subsidiary in the Plan shall be deemed to refer to the successors thereto, as applicable.

12.       EFFECTIVE DATE

The Plan shall become effective January 1, 2007 and shall remain in effect until terminated by the Board.

EXHIBIT A

IDACORP and Idaho Power Executive Participants 2007 Goals

HOW THE PLAN WORKS

The Plan consists of a combination of Operational and Customer Service goals for Idaho Power Company, Net Income targets for Idaho Power Company and Net Income targets for the Company.  The intent of the Plan is to focus on key areas management can impact while maintaining a means of additional profit sharing should Net Income exceed expected performance.

The weightings for the three areas are as follows:

•         Operational/Customer Service Goals - 40%

•         Net Income at Idaho Power Company - 30%

•         IDACORP Consolidated Net Income - 30%

The total payout will be based on predetermined participation levels approved by the Board.  The amount of incentive to be awarded each participant will be calculated by multiplying the approved incentive percentage by the combined multiplier times the base salary.

I.          Operational/Customer Service Goals

A.         Customer Satisfaction

The Customer Relationship Index (CRI) details the company's performance through the eyes of the customer and is based on a rolling 4-quarter average for the period beginning January 1, 2007 through December 31, 2007.  The index consists of 5 specific questions asked of our customers by an independent survey company and addresses issues such as overall satisfaction, quality, value, advocacy and loyalty.  The CRI goal for 2007 is as follows:

Performance Level	CRI Goal	Qualifying Multiplier
Threshold	%	7.5%
Target	%	15%
Maximum	%	30%

B.        Total Operation and Maintenance (O&M) Expense

Operational and strategic goals help management focus on effective use of assets and capital.  The operational target will be to manage to budgeted levels of forecasted amounts.  For 2007 the goal is as follows:

Performance Level	Total O&M Expenditures	Qualifying Multiplier
Threshold		7.5%
Target		15%
Maximum		30%

Total O&M will be non-fuel O&M less three expense areas.  The three areas of exclusion are pension expense, third party transmission expense and incentive expense.  All other expenses are included in the determination of total O&M.

C.        Network Reliability

This goal will be measured using the number of interruptions greater than 5 minutes in duration experienced by Small and Large General Service Customers ("Customers").  In addition to the required performance levels below, this metric contains a hurdle of no more than 10% of Customers subjected to more than 6 interruptions.  If this hurdle is not passed, the payout for the Network Reliability goal will be zero.

Performance Level	Interruptions	Qualifying Multiplier
Threshold		5%
Target		10%
Maximum		20%

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II.         Idaho Power Company Net Income

Performance Level	Idaho Power Company Net Income	Qualifying Multiplier
Threshold		15%
Target		30%
Maximum		60%

Net Income is defined as Net Income reported in the audited year-end financial statements.  The target amounts are those amounts reported after considering all applicable incentive amounts.

III.        IDACORP Consolidated Net Income

Performance Level	Consolidated IDACORP Net Income	Qualifying Multiplier
Threshold		15%
Target		30%
Maximum		60%

Consolidated Net Income is defined as Net Income reported in the audited year-end financial statements.  The target amounts are those amounts reported after considering all applicable incentive amounts.  3